Middlesex Water Company REPORTS

FINANCIAL RESULTS for SECOND QUARTER

ISELIN, NJ, (August 2, 2012) Middlesex Water Company (NASDAQ:MSEX) (“Middlesex” or the “Company”) today reported operating revenues for the quarter ended June 30, 2012 of $27.4 million, up from $26.1 million for the same period in 2011. Net income increased $0.1 million to $3.7 million. Basic and diluted earnings per share were $0.23, remaining the same amount as in 2011. For the six months ended June 30, 2012, revenues were $50.9 million, as compared to $50.1 for the same period in 2011, and net income decreased to $5.4 million, from $6.2 million for the same period in 2011.

Second Quarter Operating Results

Operating revenues for the three months ended June 30, 2012 increased $1.3 million or 4.9%, from the same period in 2011, primarily due to increased sales of $0.8 million in our Delaware system, which includes Tidewater Utilities, Inc. (“Tidewater”), primarily due to the 10.49% interim rate increase that went into effect in November 2011 and increased connection fees. Revenues in the Company’s Middlesex system in New Jersey increased $0.1 million, reflecting increased commercial, industrial and residential customer demand for water as well as implementation of a purchased water adjustment clause in August 2011. Scheduled increases for our contract operations services led to additional revenue of $0.2 million.

Operation and maintenance expenses for the three months ended June 30, 2012 increased $0.7 million from the same period in 2011. This increase was primarily due to an additional $0.6 million in postretirement benefits plan expenses, primarily due to changes in actuarial assumptions in our retirement plans. Favorable weather conditions, and consequently fewer main breaks, contributed to a decrease in main repair costs of $0.1 million in the second quarter of 2012. Additionally, labor costs decreased $0.2 million, primarily due to higher capitalized payroll and less overtime resulting from fewer main breaks.

Middlesex Water Company Chairman, President and Chief Executive Officer Dennis W. Doll said, “We welcome increased demand by our customers for water and stand ready to meet peak demands for the remainder of the summer season. In addition, we are pleased with the timely approval by the Delaware Public Service Commission in June 2012 of a $3.9 million increase in base water rates for our Delaware subsidiary Tidewater; and the approval by the New Jersey Board of Public Utilities in July 2012 for a $8.1 million increase in base rates for Central New Jersey customers of our Middlesex system,” added Doll.

Six Month Operating Results

Consolidated operating revenues for the six months ended June 30, 2012 increased $0.8 million from the same period in 2011.  Revenues in our Delaware system increased $1.2 million, primarily due to interim rate increases and increased connection fees. Scheduled increases for our contract operations services led to additional revenue of $0.3 million. Revenues, however, from our Middlesex system customers were down $0.7 million, primarily due to lower demand. Operation and maintenance expenses increased $1.0 million from the same period in 2011. This was primarily attributable to increased employee benefits related costs.

For the six months ended June 30, 2012, basic and diluted earnings per share decreased to $0.35, as compared to $0.40 for the same period in 2011. Net income for the six months ended June 30, 2012 decreased $0.7 million from the same period in 2011.

Company Quarterly Dividend

The Company’s Board of Directors declared a quarterly cash dividend of $0.1850 per share, payable September 3, 2012 to common shareholders as of August 15, 2012. The Company has paid cash dividends in varying amounts continually since 1912 and has increased the dividend for 39 consecutive years. Middlesex Water has a Dividend Reinvestment Plan under which dividends and optional cash payments can be used to purchase additional shares of Common stock.

About Middlesex Water Company

Middlesex Water Company is a provider of water, wastewater and related services, primarily in New Jersey and Delaware. Organized in 1897, the Company provides regulated and unregulated water and wastewater utility services through various subsidiary companies. For additional information regarding Middlesex Water Company, visit the Company’s Web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

1500 Ronson Road

Iselin, New Jersey 08830

www.middlesexwater.com

(732) 638-7549

MIDDLESEX WATER COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Operating Revenues	$27,401	$26,102	$50,947	$50,098

Operating Expenses:
Operations and Maintenance	14,765	14,062	29,140	28,093
Depreciation	2,582	2,417	5,130	4,829
Other Taxes	2,844	2,885	5,590	5,670

Total Operating Expenses	20,191	19,364	39,860	38,592

Operating Income	7,210	6,738	11,087	11,506

Other Income (Expense):
Allowance for Funds Used During Construction	137	197	273	391
Other Income	125	202	317	359
Other Expense	(11)	(111)	(151)	(160)

Total Other Income, net	251	288	439	590

Interest Charges	1,779	1,714	3,133	2,928

Income before Income Taxes	5,682	5,312	8,393	9,168

Income Taxes	1,957	1,687	2,861	2,913

Net Income	3,725	3,625	5,532	6,255

Preferred Stock Dividend Requirements	51	51	103	103

Earnings Applicable to Common Stock	$3,674	$3,574	$5,429	$6,152

Earnings per share of Common Stock:
Basic	$0.23	$0.23	$0.35	$0.40
Diluted	$0.23	$0.23	$0.35	$0.40

Average Number of
Common Shares Outstanding :
Basic	15,716	15,598	15,704	15,587
Diluted	15,979	15,861	15,967	15,850

Cash Dividends Paid per Common Share	$0.1850	$0.1825	$0.3700	$0.3650